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                                                                    Exhibit 99.1

NEWS RELEASE

March 18, 2002                Contact: Scott R. Royster, Chief Financial Officer
FOR IMMEDIATE RELEASE                  (301) 429-2642
Washington, DC

                       RADIO ONE, INC. MAKES ANNOUNCEMENTS

         Company successfully amends bank facility and expects to exceed guidance for the first quarter of 2002

Washington, DC: - Radio One, Inc. (NASDAQ: ROIAK and ROIA) today announced the
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amendment of its existing $600 million senior secured credit facility. The amendment adjusts various covenant levels through the end of 2004, while leaving post-2004 covenants at their original levels. Additionally, the Company announced that, given the current state of business, it expects to exceed its first quarter revenue, BCF, EBITDA and ATCF guidance.

Scott R. Royster, the Company's Executive Vice President and CFO stated, "I am very pleased with the components of this bank amendment and want to thank our bank group for being so supportive of the Company. We are committed to deleveraging our balance sheet and this amended facility, coupled with appropriate deleveraging, will provide us with significant financial flexibility that will be important as the economy strengthens and further business opportunities develop. Furthermore, we are pleased to report that the outlook for our business has improved fairly dramatically. As such, we expect to exceed our first quarter guidance and are cautiously optimistic that the second quarter will show even faster revenue growth than that which we expect to report for Q1."

Radio One is the nation's seventh largest radio broadcasting company (based on 2001 pro forma revenue) and the largest primarily targeting African-American and urban listeners. Pro forma for all announced acquisitions and operating agreements, the Company owns and/or operates 65 radio stations located in 22 of the largest markets in the United States and programs five channels on the XM Satellite Radio, Inc. system.

Notes:
This press release includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Because these statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially, including the absence of a combined operating history with an acquired company or radio station and the potential inability to integrate acquired businesses, need for additional financing, high degree of leverage, seasonal nature of the business, granting of rights to acquire certain portions of the acquired company's or radio station's operations, market ratings, variable economic conditions and consumer tastes, as well as restrictions imposed by existing debt and future payment obligations. Important factors that could cause actual results to differ materially are described in the Company's reports on Forms 10-K and 10-Q and other filings with the Securities and Exchange Commission.